SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - April 2, 2003
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

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Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated April 2, 2003 announcing the Company's preliminary results of, and revised projections for, the first quarter 2003.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   April 2, 2003 announcing the Company's preliminary results of, and revised projections for, the first quarter 2003.






                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 15, 2003                       Metrologic Instruments, Inc.


                                             By:      /s/ Thomas E. Mills, IV
                                                      Thomas E. Mills, IV
                                                      President and Chief
                                                      Operating Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           3
               April 2, 2003 announcing the Company's preliminary results of, and revised projections for, the first quarter 2003.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com



          Metrologic Will Exceed Company Projections for First Quarter

Blackwood, New Jersey - April 2, 2003 -- Metrologic Instruments, Inc. (NASDAQ:
MTLG), a leading manufacturer of sophisticated imaging systems using laser, holographic, camera and vision-based technologies, high-speed automated data capture solutions and bar code scanners, announced today that it will exceed previously disclosed Company projections with regard to sales and net income for the first quarter ended March 31, 2003.

Sales increased by 16% to approximately $32 million for the first quarter of 2003 compared with $27.5 million for the same period last year. The $32 million in sales exceeds earlier Company projections of approximately $30 million. Net income is expected to be approximately $0.30 diluted earnings per share, which is in excess of the previously projected diluted earnings per share of $0.25. Net income for the same period last year was $0.00 per diluted earnings per share.

The net income of $0.30 diluted earnings per share for the first quarter of 2003 excludes a one-time gain on the extinguishment of $2.2 million of certain subordinated debt. The gain will be included in the Company's income statement for the period ended March 31, 2003.

Commenting on the revised first quarter projections, Metrologic's CEO, C. Harry Knowles, stated, "Sales exceeded our projections due to stronger demand than expected for our point-of-sale and OEM products, particularly in Europe and North America. The increased value of the euro in comparison to the US dollar during the first quarter provided a positive contribution to sales and net income. The sales increase and the favorable foreign currency fluctuations contributed to most of the increase in the net income projections. The successful execution of our debt reduction plan generated the positive cash flow that allowed us to repay in full our largest subordinated debt holder and earn a $2.2 million discount."

The Company reported that it expects to release its 2003 first quarter financial results on or about May 8, 2003. The Company will provide revised financial projections for the second quarter and full year 2003 on that date.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic, camera and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 100 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The likelihood that Metrologic's financial statements for the period ended March 31, 2003, when completed and reviewed by the Company's auditors, will match the revised sales and diluted earnings per share projections, and whether demand for the Company's products will continue and foreign currency fluctuations between the US dollar and their major currencies remain favorable. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

For more information contact:             Analysts should contact
Dale Fischer, Vice President              Thomas E. Mills IV
(856)228-8100                             President and Chief Operating Officer
Email: Investor@metrologic.com            Phone: (856) 228-8100